Exhibit 99.1

JAMES RIVER ANNOUNCES THIRD QUARTER 2017 RESULTS

▪
Third Quarter 2017 Net Income of $10.4 million -- $0.34 per diluted share, and Adjusted Net Operating Income of $10.7 million -- $0.36 per diluted share -- Includes previously announced $10 million ($0.33 per diluted share) pre-tax impact of Hurricanes Harvey, Irma and Maria, net of reinsurance

▪	6.7% growth in Pre-Dividend Shareholders' Equity per share since December 31, 2016; 10.3% growth in Pre-Dividend Tangible Equity per share since December 31, 2016

▪	11.8% nine month annualized Adjusted Net Operating Return on Average Tangible Equity

▪	Declared a $0.50 per share special dividend in addition to $0.30 per share quarterly dividend

▪	Robert P. Myron to transition to CEO on January 1, 2018; J. Adam Abram to remain as Chairman

Pembroke, Bermuda, November 1, 2017 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported third quarter 2017 net income of $10.4 million ($0.34 per diluted share), compared to $21.4 million ($0.71 per diluted share) for the third quarter of 2016. Adjusted net operating income for the third quarter of 2017 was $10.7 million ($0.36 per diluted share), compared to $21.6 million ($0.72 per diluted share) for the same period in 2016.

Earnings Per Diluted Share	Three Months Ended September 30,
	2017	2016

Net Income	$0.34	$0.71
Adjusted Net Operating Income	$0.36	$0.72

J. Adam Abram, the Company’s Chairman and Chief Executive Officer, commented “We remain on pace to achieve a 12% or better operating return on tangible equity for the year. We are pleased with these results, particularly in the context of the broad industry capital losses.”

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Third Quarter Results

November 1, 2017

J. Adam Abram announced that he will be stepping down from the Chief Executive Officer role effective January 1, 2018, and remaining with the Company as non-executive Chairman of the Board of Directors. Robert P. (Bob) Myron is assuming the Chief Executive Officer role effective as of the same date.
Mr. Abram commented, “The Company is in a strong position today, and this is a natural time for Bob Myron to make the transition to CEO. Bob has led operations at every level of the Company for over seven years. He was CEO for two years prior to our going public, so the Board and I anticipate this will be an easy and natural transition for James River. I congratulate Bob.”
Bob Myron, commented, “I am pleased to be assuming this position from Adam, who has been a mentor to me and has built a great company over the last 15 years.   I have tremendous respect for the Company’s values and its talented employees.  I look forward to continuing to work with Adam, the rest of the Board of Directors and our management team in the future, as we build on our strong foundation and seek to drive increased value for our shareholders.”
Third Quarter 2017 Operating Results

•	Net written premiums of $256.8 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2017	2016	% Change
Excess and Surplus Lines	$125,188	$86,193	45%
Specialty Admitted Insurance	18,503	14,774	25%
Casualty Reinsurance	113,073	104,174	9%
	$256,764	$205,141	25%

•	Net earned premiums of $202.1 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2017	2016	% Change
Excess and Surplus Lines	$123,606	$81,672	51%
Specialty Admitted Insurance	19,324	13,204	46%
Casualty Reinsurance	59,186	38,273	55%
	$202,116	$133,149	52%

•	The Excess and Surplus Lines segment grew largely due to increases in its Commercial Auto division (with a focus on the Company’s rideshare business);

•	The Specialty Admitted Insurance segment grew largely as a result of continued expansion in its fronting business, where the Company only retains a small portion of the underwriting risk;

•
The Casualty Reinsurance segment grew largely as a result of increased third party quota share excess and surplus lines premium from renewed treaties and adjustments to premium estimates from treaties written in prior periods;

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JRVR Announces Third Quarter Results

November 1, 2017

•
Group accident year loss ratio of 78.2% increased from 66.6% in the prior year quarter. This includes 4.9 percentage points of losses due to Hurricanes Harvey, Irma and Maria. The remaining 6.7 points of difference is due to growth in the Commercial Auto division, which carries a higher initial loss pick but also a lower expense ratio as compared to other lines of business within the Excess and Surplus Lines segment;

•	Group combined ratio of 99.3% (94.4% excluding the impact of the catastrophes), as compared to 93.7% in the prior year quarter;

•
Group expense ratio of 24.9% improved from 31.1% in the prior year quarter, driven by increased net earned premium and fee income, as well as growth in lines of business which carry relatively low expense ratios;

•
Favorable reserve development of $7.6 million compared to $5.3 million in the prior year quarter (representing a 3.7 and 4.0 percentage point reduction to the Company’s loss ratio in each period, respectively). Pre-tax favorable (unfavorable) reserve development by segment was as follows:

	Three Months Ended September 30,
($ in thousands)	2017	2016
Excess and Surplus Lines	$5,108	$5,774
Specialty Admitted Insurance	3,037	1,571
Casualty Reinsurance	(581)	(2,012)
	$7,564	$5,333

•
Gross fee income of $7.0 million, an increase of 129.6% over the prior year quarter as a result of increased fronting volume in the Specialty Admitted Insurance segment and increased fee-for-service business in the Excess and Surplus Lines segment. This gross fee income resulted in a 3.5 and 2.3 percentage point reduction to the Company’s third quarter 2017 and 2016 expense ratios, respectively. Gross fee income by segment was as follows:

	Three Months Ended September 30,
($ in thousands)	2017	2016	% Change
Excess and Surplus Lines	$3,946	$2,129	85%
Specialty Admitted Insurance	3,097	938	230%
	$7,043	$3,067	130%

•	Net investment income of $14.9 million, a decrease of 5.8% from the prior year quarter. Further details can be found in the ‘Investment Results’ section below;

•
The Company's results this quarter include $10 million of pre-tax net losses from Hurricanes Harvey, Irma and Maria. Approximately $2.7 million of these losses were included in the Casualty Reinsurance segment and were due primarily to nonstandard auto losses in Texas. The balance of the losses were included in the Excess and Surplus Lines segment and were due primarily to property losses in Florida. The Company retains 100% of the risk it assumes in its Casualty Reinsurance segment.

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JRVR Announces Third Quarter Results

November 1, 2017

Investment Results
Net investment income for the third quarter of 2017 was $14.9 million, which compares to $15.8 million for the same period in 2016. The prior year quarter investment income was driven by the exceptional performance of both the Company's renewable energy and other private investment portfolios, specifically an investment in collateralized loan obligation equity tranches. The performance of these portfolios has varied significantly from quarter to quarter, which is expected due to the nature of the underlying investments.
The Company’s net investment income consisted of the following:

	Three Months Ended September 30,
($ in thousands)	2017	2016	% Change
Renewable Energy Investments	$1,516	$2,745	(45)%
Other Private Investments	800	2,034	(61)%
All Other Net Investment Income	12,564	11,018	14%
Total Net Investment Income	$14,880	$15,797	(6)%
The Company’s annualized gross investment yield on average fixed maturity and bank loan securities for the three months ended September 30, 2017 was 3.5% (3.4% for the three months ended September 30, 2016) and the average duration of the fixed maturity and bank loan portfolio was 3.4 years at September 30, 2017 (3.6 years at September 30, 2016). Renewable energy and other private investments produced an annualized return of 14.1% for the three months ended September 30, 2017 (38.1% for the three months ended September 30, 2016).
During the third quarter, the Company recognized $171,000 of pre-tax net realized losses ($210,000 of net realized gains in the same period in 2016).
Taxes
Generally, the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended September 30, 2017 and 2016 was 23.8% and 4.1%, respectively, while the tax rate for the nine months ended September 30, 2017 and 2016 was 11.8% and 6.5%, respectively. The full year tax rate for 2017 is expected to be closer to that of the nine month year-to-date tax rate. The Company’s tax rate is influenced by the jurisdiction in which it earns underwriting and investment income. The catastrophe losses this quarter reduced underwriting income in both the Excess and Surplus Lines and Casualty Reinsurance segments, and this caused a larger proportion of the Group's income to be taxed at a higher rate applicable to earnings in the United States.

Tangible Equity
Tangible equity before dividends increased 11.6% from $472.5 million at December 31, 2016 to $527.3 million at September 30, 2017, largely due to net income of $43.3 million and $11.5 million of unrealized gains, net of taxes, on available-for-sale securities. Tangible equity after dividends increased 6.0% from $472.5 million at December 31, 2016 to $500.7 million at September 30, 2017. Tangible equity per common share was $16.92 at September 30, 2017, net of $0.90 of dividends

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JRVR Announces Third Quarter Results

November 1, 2017

per share the Company paid during the first nine months of 2017. The year-to-date annualized adjusted net operating income return on average tangible equity was 11.8%, which compares to 14.6% for the full year 2016.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share, equal to the prior quarter. The Company also announced that its Board of Directors declared a special dividend of $0.50 per common share. These dividends are payable on Thursday, December 28, 2017 to all shareholders of record on Friday, December 15, 2017.
For the full year 2017, the Company expects to pay $50.4 million in dividends, as compared to $66.3 million in 2016. Year to date, the Company has grown net earned premiums 46.6% over the comparable period in 2016. Operating leverage (the ratio of trailing twelve month net earned premium to tangible equity at September 30, 2017) was 1.4x as of September 30, 2017 as compared to 0.9x as of September 30, 2016. James River Group Holdings, Ltd. has paid cumulative dividends, including this upcoming payment, of $164.4 million since its December 2014 initial public offering, or 35.3% of its tangible equity at initial public offering.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its third quarter results tomorrow, November 2, 2017, at 8:00 a.m. Eastern Daylight Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 98513216, or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 10:00 a.m. (Eastern Daylight Time) on December 2, 2017 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management which may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; a failure of any of the loss limitations or exclusions we employ; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; changes in laws or government regulation,

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JRVR Announces Third Quarter Results

November 1, 2017

including tax or insurance laws and regulations; our ability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 10, 2017. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies founded by members of our management team. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. The Company tends to focus on accounts associated with small or medium-sized businesses in each of its segments. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

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JRVR Announces Third Quarter Results

November 1, 2017

For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces Third Quarter Results

November 1, 2017

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	September 30, 2017	December 31, 2016
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,016,818	$941,077
Fixed maturity securities, trading	3,812	5,063
Equity securities, available-for-sale	78,705	76,401
Bank loan participations, held-for-investment	245,741	203,526
Short-term investments	42,331	50,844
Other invested assets	66,205	55,419
Total invested assets	1,453,612	1,332,330

Cash and cash equivalents	106,500	109,784
Accrued investment income	8,062	7,246
Premiums receivable and agents’ balances	390,534	265,315
Reinsurance recoverable on unpaid losses	283,949	182,737
Reinsurance recoverable on paid losses	14,221	2,877
Deferred policy acquisition costs	84,530	64,789
Goodwill and intangible assets	220,315	220,762
Other assets	159,929	160,693
Total assets	$2,721,652	$2,346,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,187,248	$943,865
Unearned premiums	469,214	390,563
Senior debt	88,300	88,300
Junior subordinated debt	104,055	104,055
Accrued expenses	40,276	36,884
Other liabilities	111,590	89,645
Total liabilities	2,000,683	1,653,312

Total shareholders’ equity	720,969	693,221
Total liabilities and shareholders’ equity	$2,721,652	$2,346,533

Tangible equity (a)	$500,654	$472,459
Tangible equity per common share outstanding (a)	$16.92	$16.15
Total shareholders’ equity per common share outstanding	$24.37	$23.69
Common shares outstanding	29,582,656	29,257,566
Debt (b) to total capitalization ratio	21.1%	21.7%
(a) See “Reconciliation of Non-GAAP Measures”. (b) Includes senior debt and junior subordinated debt.

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JRVR Announces Third Quarter Results

November 1, 2017

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$338,351	$260,166	$844,005	$563,908
Net written premiums	256,764	205,141	622,498	445,100

Net earned premiums	202,116	133,149	540,880	368,834
Net investment income	14,880	15,797	45,327	38,622
Net realized investment (losses) gains	(171)	210	1,183	2,376
Other income	4,041	2,209	12,272	7,373
Total revenues	220,866	151,365	599,662	417,205

EXPENSES
Losses and loss adjustment expenses	150,445	83,326	386,898	233,491
Other operating expenses	54,260	43,579	156,189	124,732
Other expenses	119	(43)	351	36
Interest expense	2,304	2,079	6,651	6,294
Amortization of intangible assets	149	149	447	447
Total expenses	207,277	129,090	550,536	365,000
Income before taxes	13,589	22,275	49,126	52,205
Income tax expense	3,238	909	5,784	3,406
NET INCOME	$10,351	$21,366	$43,342	$48,799
ADJUSTED NET OPERATING INCOME (a)	$10,731	$21,594	$43,314	$48,097

EARNINGS PER SHARE
Basic	$0.35	$0.73	$1.47	$1.68
Diluted	$0.34	$0.71	$1.43	$1.64

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.36	$0.74	$1.47	$1.66
Diluted	$0.36	$0.72	$1.43	$1.61

Weighted-average common shares outstanding:
Basic	29,524,243	29,101,550	29,407,762	29,030,284
Diluted	30,220,077	29,935,152	30,285,733	29,834,686
Cash dividends declared per common share	$0.30	$0.20	$0.90	$0.60

Ratios:
Loss ratio	74.4%	62.6%	71.5%	63.3%
Expense ratio	24.9%	31.1%	26.7%	31.9%
Combined ratio	99.3%	93.7%	98.2%	95.2%
Combined ratio excluding catastrophe impact (b)	94.4%	93.7%	96.3%	95.2%
Accident year loss ratio	78.2%	66.6%	73.2%	67.3%
(a) See "Reconciliation of Non-GAAP Measures".
(b) Ratio excludes $10.0 million of pre-tax catastrophe losses for the three and nine months ended September 30, 2017.

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JRVR Announces Third Quarter Results

November 1, 2017

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
($ in thousands)
Gross written premiums	$140,425	$99,882	40.6%	$387,424	$279,417	38.7%
Net written premiums	$125,188	$86,193	45.2%	$346,356	$239,618	44.5%

Net earned premiums	$123,606	$81,672	51.3%	$334,723	$217,742	53.7%
Losses and loss adjustment expenses	(95,855)	(50,733)	88.9%	(248,944)	(137,457)	81.1%
Underwriting expenses	(17,805)	(18,531)	(3.9)%	(55,304)	(48,890)	13.1%
Underwriting profit (a), (b)	$9,946	$12,408	(19.8)%	$30,475	$31,395	(2.9)%

Ratios:
Loss ratio	77.5%	62.1%		74.4%	63.1%
Expense ratio	14.5%	22.7%		16.5%	22.5%
Combined ratio	92.0%	84.8%		90.9%	85.6%
Combined ratio excluding catastrophe impact (c)	86.0%	84.8%		88.7%	85.6%
Accident year loss ratio	81.7%	69.2%		77.3%	69.5%
Accident year loss ratio excluding catastrophe impact (c)	75.8%	69.2%		75.1%	69.5%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.9 million and $2.1 million for the three months ended September 30, 2017 and 2016, respectively, and $12.0 million and $7.2 million for the respective nine month periods. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

(c) Ratio excludes $7.3 million of pre-tax catastrophe losses for the three and nine months ended September 30, 2017.

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JRVR Announces Third Quarter Results

November 1, 2017

SPECIALTY ADMITTED INSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
($ in thousands)
Gross written premiums	$84,838	$56,119	51.2%	$234,073	$119,007	96.7%
Net written premiums	$18,503	$14,774	25.2%	$53,462	$39,499	35.4%

Net earned premiums	$19,324	$13,204	46.3%	$53,337	$36,816	44.9%
Losses and loss adjustment expenses	(12,506)	(7,978)	56.8%	(34,354)	(22,058)	55.7%
Underwriting expenses	(5,967)	(4,524)	31.9%	(16,737)	(13,456)	24.4%
Underwriting profit (a), (b)	$851	$702	21.2%	$2,246	$1,302	72.5%

Ratios:
Loss ratio	64.7%	60.4%		64.4%	59.9%
Expense ratio	30.9%	34.3%		31.4%	36.5%
Combined ratio	95.6%	94.7%		95.8%	96.5%
Accident year loss ratio	80.4%	72.3%		68.4%	66.7%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.1 million and $938,000 for the three months ended September 30, 2017 and 2016, respectively, and $7.8 million and $2.5 million for the respective nine month periods.

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JRVR Announces Third Quarter Results

November 1, 2017

CASUALTY REINSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
($ in thousands)
Gross written premiums	$113,088	$104,165	8.6%	$222,508	$165,484	34.5%
Net written premiums	$113,073	$104,174	8.5%	$222,680	$165,983	34.2%

Net earned premiums	$59,186	$38,273	54.6%	$152,820	$114,276	33.7%
Losses and loss adjustment expenses	(42,084)	(24,615)	71.0%	(103,600)	(73,976)	40.0%
Underwriting expenses	(20,035)	(13,525)	48.1%	(53,083)	(39,627)	34.0%
Underwriting (loss) profit (a)	$(2,933)	$133	-	$(3,863)	$673	-

Ratios:
Loss ratio	71.1%	64.3%		67.8%	64.7%
Expense ratio	33.9%	35.3%		34.7%	34.7%
Combined ratio	105.0%	99.7%		102.5%	99.4%
Combined ratio excluding catastrophe impact (b)	100.5%	99.7%		100.8%	99.4%
Accident year loss ratio	70.1%	59.1%		66.1%	63.4%
Accident year loss ratio excluding catastrophe impact (b)	65.6%	59.1%		64.3%	63.4%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Ratio excludes $2.7 million of pre-tax catastrophe losses for the three and nine months ended September 30, 2017.

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JRVR Announces Third Quarter Results

November 1, 2017

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit (loss) of operating segments. Our definition of underwriting profit (loss) of operating segments and underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$9,946	$12,408	$30,475	$31,395
Specialty Admitted Insurance	851	702	2,246	1,302
Casualty Reinsurance	(2,933)	133	(3,863)	673
Total underwriting profit of operating segments	7,864	13,243	28,858	33,370
Other operating expenses of the Corporate and Other segment	(6,507)	(4,870)	(19,063)	(15,597)
Underwriting profit (a)	1,357	8,373	9,795	17,773
Net investment income	14,880	15,797	45,327	38,622
Net realized investment (losses) gains	(171)	210	1,183	2,376
Other income and expenses	(24)	123	(81)	175
Interest expense	(2,304)	(2,079)	(6,651)	(6,294)
Amortization of intangible assets	(149)	(149)	(447)	(447)
Consolidated income before taxes	$13,589	$22,275	$49,126	$52,205

(a)    Included in underwriting results for the three months ended September 30, 2017 and 2016 is fee income of $7.0 million and $3.1 million, respectively, and $19.8 million and $9.7 million for the respective nine month periods.

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized investment gains and losses, as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of a registration statement for the sale of our securities, and costs associated with former employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three and nine months ended September 30, 2017 and 2016, respectively, reconciles to our adjusted net operating income as follows:

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JRVR Announces Third Quarter Results

November 1, 2017

	Three Months Ended September 30,
	2017		2016
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$13,589	$10,351	$22,275	$21,366
Net realized investment losses (gains)	171	82	(210)	56
Other expenses	119	93	(43)	(28)
Interest expense on leased building the Company is deemed to own for accounting purposes	315	205	308	200
Adjusted net operating income	$14,194	$10,731	$22,330	$21,594

	Nine Months Ended September 30,
	2017		2016
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$49,126	$43,342	$52,205	$48,799
Net realized investment gains	(1,183)	(1,000)	(2,376)	(1,508)
Other expenses	351	361	36	91
Interest expense on leased building the Company is deemed to own for accounting purposes	940	611	1,100	715
Adjusted net operating income	$49,234	$43,314	$50,965	$48,097

Tangible Equity (per Share) and Pre Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for September 30, 2017, December 31, 2016, and September 30, 2016 and reconciles tangible equity to tangible equity before dividends for September 30, 2017.

	September 30, 2017		December 31, 2016		September 30, 2016
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$720,969	$24.37	$693,221	$23.69	$745,765	$25.61
Goodwill and intangible assets	220,315	7.45	220,762	7.54	220,912	7.58
Tangible equity	$500,654	$16.92	$472,459	$16.15	$524,853	$18.03
Dividends to shareholders for the nine months ended September 30, 2017	26,670	0.90
Pre dividend tangible equity	$527,324	$17.82

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